Equinox MutualHedge Futures Strategy Fund

Class A	MHFAX
Class C	MHFCX
Class I	MHFIX

(a series of Northern Lights Fund Trust)

Dear_____:

We still need your help with the MutualHedge proxy process as we are extremely short of the votes needed. For your e-delivery clients:

Emails with proxy materials will be sent tonight at around Midnight. Another round of emails is planned for Wednesday night around Midnight. As such, your clients should have their control numbers and proxy materials readily available Tuesday morning and Thursday morning.

Please encourage them to vote.

With their control number in hand they can vote at: www.ProxyVote.com

Alternatively, they can call: 1-800-454-8683

Late last week Broadridge mailed proxies with instructions and control numbers to all shareholders with more than 100 shares. Attached are the documents and information that your clients are receiving.

Please feel free to contact me directly via my mobile phone at (609) 577-4200 as I am in close contact with the Raymond James home office on this proxy.

We are all trying to do everything possible to make this easy for your investors

My Best,

Bob

Bob enck CEO

P 609.454.5201 C 609.577.4200
W equinoxfunds.com E benck@equinoxfunds.com

Securities offered through Equinox Group Distributors, LLC, Member FINRA